AMENDING AGREEMENT #1 made as of the 31st day of January 2017.

AMONG:

WINWELL VENTURES INC., a corporation existing
under the laws of British Columbia
(hereinafter called “Winwell”)

OF THE FIRST PART,

AND:

CARLIN OPPORTUNITIES INC., a corporation existing
under the laws of British Columbia
(hereinafter called “Carlin”)

OF THE SECOND PART,

AND:

WATERTON NEVADA SPLITTER, LLC, a limited
liability company existing under the laws of Nevada
(hereinafter called “Waterton”)

OF THE THIRD PART,

AND:

CLOVER NEVADA II LLC, a limited liability company
existing under the laws of Nevada
(hereinafter called “Clover”)

OF THE FOURTH PART.

WHEREAS Winwell, Carlin, Waterton and Clover entered into a securities exchange agreement dated December 8, 2016 (the “Securities Exchange Agreement”) to complete the purchase and sale of the Company Interests in conjunction with the RTO;

AND WHEREAS it is a condition to the Securities Exchange Agreement that, on or before the Closing Date, the Seed Financing and each of the Financings shall have closed on terms and conditions satisfactory to Waterton, acting reasonably;

AND WHEREAS the Seed Financing is defined in the Securities Exchange Agreement as a private placement seed financing of Carlin for aggregate gross proceeds of up to approximately $1,000,000;

AND WHEREAS the Financings is defined in the Securities Exchange Agreement as financings of Winwell or Carlin, or a wholly-owned subsidiary of either Winwell or Carlin, completed with institutional investors and accredited investors that are arm’s length investors by way of one or more private placements of subscription receipts or equity for net proceeds, which together with the net proceeds of the Founders’ Financing but, for greater certainty, excluding the net proceeds of the Seed Financing, will aggregate no less than $20,000,000 and up to $30,000,000;

AND WHEREAS Carlin anticipates raising more than $1,000,000 in the Seed Financing and desires to increase the size of the Seed Financing to up to approximately $2,750,000;

2.

AND WHEREAS Carlin desires to allocate every additional dollar in excess of $1,000,000 raised pursuant to the Seed Financing towards the calculation of the net proceeds of the Financings;

AND WHEREAS the parties wish to amend the Securities Exchange Agreement to provide for the foregoing as hereinafter provided;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS

1.	In this Agreement, including the Recitals, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Exchange Agreement.

AMENDMENTS

2.	The definition of “Financings” in Section 1.1 of the Securities Exchange Agreement is hereby amended by replacing the existing definition with the following:

“means financings of the Purchaser or the RTO Counterparty or a wholly-owned subsidiary of a Purchaser Party completed with institutional investors and accredited investors that are arm’s length investors by way of one or more private placements of subscription receipts or equity for net proceeds, which together with the net proceeds of the Founders’ Financing, and the net proceeds of the Seed Financing in excess of $1 million, will aggregate no less than $20 million and up to $30 million;”

3.	The reference to $1 million in the definition of “Seed Financing” in Section 1.1 of the Securities Exchange Agreement is replaced with $2.75 million.

MISCELLANEOUS

4.

The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to the conflict of laws principles of such jurisdiction.

5.	This Agreement shall enure to the benefit of and be binding upon Winwell, Carlin, Waterton and Clover, and their respective successors and assigns.

6.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision contained herein and any such invalid provision shall be deemed to be severable from the rest of the Agreement.

7.	This Agreement may be executed by the undersigned by facsimile or other electronic transmission which when so executed and delivered shall be an original.

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed effective as of the date set forth above.

WINWELL VENTURES INC.

By:	“Murray Oliver”
Name: Murray Oliver
Title: President & CEO

CARLIN OPPORTUNITIES INC.

By:	“Andrew Farncomb”
Name: Andrew Farncomb
Title: Secretary

WATERTON NEVADA SPLITTER, LLC

By:	“Isser Elishis”
Name: Isser Elishis
Title: Manager

CLOVER NEVADA II LLC

By:	“Jack McMahon”
Name: Jack McMahon
Title: Authorized Signatory